Credit Suisse Fixed Income Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended October 31, 2002


Portfolio:			Credit Suisse Fixed Income Fund


Security:			Metaldyne Corp.


Date Purchased:			6/13/02


Price Per Share:		$100.00


Shares Purchased
by the Portfolio *:		240


Total Principal Purchased
by the Portfolio *:		$240,000


% of Offering Purchased
by the Portfolio:		0.10000%


Broker:				SG Securities SA (HY)



Member:				CS First Boston